UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2007

CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation or
organization)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
      On April 19, 2007, we entered into a secured, revolving credit facility with Citigroup Global Markets Realty Corp. (“Citigroup”). We expect to use the funds available under this facility, which has an initial commitment of $1.25 billion, to finance the origination from time to time of commercial loans. At closing, CapitalSource Funding VII Trust (“Funding VII Trust”) entered into an Indenture (“Indenture”) between Funding VII Trust, as Issuer, and Wells Fargo Bank, National Association (“Wells Fargo”), as Indenture Trustee; a Note Purchase Agreement (“Note Purchase Agreement”) among Funding VII Trust, as Issuer, CS Funding VII Depositor LLC (“Funding VII Depositor”), as Depositor, CapitalSource Finance LLC (“CapitalSource Finance”), as Loan Originator, and Citigroup, as Purchaser; and a Sale and Servicing Agreement (“Sale and Servicing Agreement” together with the Indenture and Note Purchase Agreement, the “Agreements”) among Funding VII Trust, as Issuer, Funding VII Depositor, as Depositor, CapitalSource Finance, as Loan Originator and Servicer, and Wells Fargo, as Indenture Trustee, Collateral Custodian and Backup Servicer. CapitalSource Finance is a wholly owned indirect subsidiary of CapitalSource Inc. Funding VII Trust and Funding VII Depositor are newly formed wholly owned indirect subsidiaries of CapitalSource Finance. The Agreements provide for an initial commitment amount of $1.25 billion and at our election, subject to certain limitations, the commitment amount may be increased to $1.50 billion. The credit facility is secured by certain commercial loans from our portfolio and is scheduled to mature on October 16, 2007. Interest on borrowings under the credit facility will be charged at a rate equal to one-month LIBOR plus 0.50% through July 18, 2007 and then at a rate equal to one-month LIBOR plus 0.60%.
CapitalSource Finance, as Servicer, is required to comply with various covenants under the Agreements. Failure to comply with such covenants could result in the servicing being transferred to another servicer. The Agreements also include various covenants and events of default customary for transactions of this nature and provide that, upon the occurrence of an event of default, payment of all amounts payable under the facility may be accelerated and/or the lender’s commitment may be terminated.
Descriptions in this Current Report of the Agreements are qualified in their entirety by reference to copies of such documents, which are filed as Exhibits 4.19, 10.72 and 10.73, respectively, and are incorporated by reference herein.
Item 1.02.	Termination of a Material Definitive Agreement.
      On April 20, 2007, in connection with consummation of the secured, revolving credit facility with Citigroup described above, we fully repaid all amounts outstanding under our $906.0 million multi-bank secured credit facility led by BMO Capital Markets Corp. (as successor to Harris Nesbitt Corp.), which was scheduled to mature in May 2007, and we terminated the agreements evidencing such facility.
Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

See Index to Exhibits attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 25, 2007	/s/ Steven A. Museles
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit
No.	Description

4.19	Indenture dated as of April 19, 2007, by and between CapitalSource Funding VII Trust, as the Issuer, and Wells Fargo Bank, National Association, as the Indenture Trustee.

10.72	Note Purchase Agreement, dated as of April 19, 2007, among CapitalSource Funding VII Trust, as Issuer, CS Funding VII Depositor LLC, as Depositor, CapitalSource Finance LLC, as Loan Originator, and Citigroup Global Markets Realty Corp., as Purchaser.

10.73	Sale and Servicing Agreement, dated as of April 19, 2007, by and among CapitalSource Funding VII Trust, as Issuer, as the Issuer, and CS Funding VII Depositor LLC, as Depositor, and CapitalSource Finance LLC, as Loan Originator and Servicer, and Wells Fargo Bank, National Association, as Indenture Trustee, Collateral Custodian and Backup Servicer.